PERSONAL RESPONSIBILITY AGREEMENT


                              DAVID R. CORLEY, M.D.


                  THIS PERSONAL RESPONSIBILITY AGREEMENT ("Agreement"), dated as of July 1, 1999, is made and entered into by and among IntegraMed America, Inc., a Delaware corporation, with its principal place of business at One Manhattanville Road, Purchase, New York 10577 ("IntegraMed"), David R. Corley, M.D., P.C. a Missouri professional services corporation, about to have a place of business at Two Brush Creek, Suite 500, Kansas City, Missouri 64112 ("PC") and David R. Corley, M.D., residing at 14822 West 71st Terrace ("Corley").

                                    RECITALS:

         This Agreement is made with reference to a Management Agreement dated as of July 1, 1999 ("Management Agreement") between IntegraMed and PC.

         Corley is the sole shareholders of PC, the entity through Corley intends exclusively to conduct his practice of medicine.

         Pursuant to the Management Agreement, IntegraMed has paid or will pay Corley directly or on his behalf, in the aggregate, $250,000 in cash.

         The services Corley intends to offer through PC are unique in terms of how these services are rendered and the relative unavailability of similar services from other physicians, and in terms of Corley's reputation, and involve medical, professional and technical services. Through IntegraMed's resources, the parties intend to maintain and enhance the technology which Corley offers through PC.

         Corley intends that PC be the entity through which Corley henceforth conduct his practice of medicine, and has entered into a Physician-Stockholder Employment Agreement with PC as of July1, 1999 (the "Employment Agreement"). This Agreement is also made with reference to the Employment Agreement, which defines Corley's rights and responsibilities with respect to PC and his medical practices, including but not limited to compensation terms and a covenant not to compete.

         Corley recognizes that the success of PC and of IntegraMed's investment in administrative and technologic resources depends on his commitment to continue to practice medicine exclusively through PC. IntegraMed has made substantial payments to Corley or on his behalf for the exclusive right to manage PC in accordance with the Management Agreement ("Exclusive Management Right") , and in reliance on Corley's commitment of his availability and dedication to PC. Moreover, IntegraMed has made and plans to make a substantial


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investment in equipment and other resources for PC in reliance on the ability to amortize such investments based on such assurances from Corley.

         The purpose of this Agreement is to assure IntegraMed that its payment for the Exclusive Management Right, and other payments and commitment of resources, is supported by the commitment of Corley to exert his best efforts to support the operation of PC under its Management Agreement with IntegraMed.

         Therefore, IntegraMed, PC, and Corley agree as follow:

         1. Term and Termination. This Agreement shall commence on the date that Management Company makes the first payment pursuant to Section 8.1 of the Management Agreement and expire three (3) years thereafter (the "Term").

         2. PC as Representative of Corley's Interests. Corley acknowledges that IntegraMed has acquired the Exclusive Management Right, and as such has valued the Exclusive Management Right based upon Corley's stipulation that PC represents his entire medical practice and that Corley will devote substantially all of his professional time, effort and ability to PC.

         3. Payment to IntegraMed.

                  3.1 Pursuant to the Management Agreement, IntegraMed has paid, or will pay Corley or on his behalf aggregate consideration of $250,000 (the "Aggregate Consideration"). If, during the Term of this Agreement, Corley should cease to practice medicine through PC, except as a result of death or "permanent disability", as defined in the Employment Agreement, Corley shall be obligated to forthwith pay to IntegraMed a prorata portion of the Aggregate Consideration determined by deducting the Vested Amount (as hereinafter described) from the Aggregate Consideration. The Vested Amount shall be determined by multiplying the number of quarters this Agreement has been in effect, rounded to the nearest quarter based on the number of days in the quarter, times $20,833.33 (the product of which is the "Vested Amount"). Payments to IntegraMed under this paragraph shall not entitle Corley to any interest in the assets of PC or IntegraMed. The parties agree that this provision requires a repayment of consideration as a penalty for breach of the representation that Corley would remain employed by PC for a specified time, which induced IntegraMed to enter into the Management Agreement.

                  3.2 The parties acknowledge that through an effective transition plan, PC may add another physician to its practice so that Corley's retirement or other reduction in his availability to PC does not adversely affect IntegraMed revenues under the Management Agreement, but that there are no assurances of such a transition's success. Corley may request IntegraMed to waive or reduce his repayment obligation by submitting a written transition plan to IntegraMed for its consideration. Corley shall submit such a transition plan as soon as possible if he plans to reduce his availability to PC, but in no event less than six months before the reduction in his availability. It is expected that such a plan shall be modified as the result of discussions among



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Corley, PC, and IntegraMed, that
IntegraMed's acceptance of the plan shall be in accordance with the Management Agreement, and that its agreement to waive or reduce Corley's repayment obligation shall be mostly, if not wholly, contingent upon the economic results of the implementation of the plan and shall be secured by sums owed Corley by PC. Approval of the request shall be discretionary for IntegraMed, but shall not be unreasonably withheld.

                  3.3 Corley may assign all or a portion of his payment obligations under this Section to a new or an existing shareholder of PC who has executed the agreements with PC and IntegraMed contemplated by this Agreement, subject to IntegraMed's written consent, which shall not be unreasonably withheld. Such assignment shall be reflected in the Personal Responsibility Agreement signed by the new shareholder of PC and in an amendment to this Agreement.

         4. PC's Compliance with the Management Agreement. Corley agrees to exert his best efforts to cause PC to fulfill each of its obligations under the Management Agreement.

         5.       Physician-Shareholder Employment Agreement.

                  5.1 PC agrees to exert its best efforts to: (i) comply with the terms of the Employment Agreement which, if PC does not comply, would excuse Corley from complying with his covenant not to compete with PC, his assignment of all Professional Revenues to PC and other terms confirming that Corley's commitment to practicing medicine solely through PC for a period of not less than five (5) years (the "Exclusive Practice Covenants") and thereafter not to terminate his employment without cause on less than 180 days written notice and
(ii) enforce the Exclusive Practice Covenants, and Corley agrees to exert his best efforts to cause PC to comply with each of the aforementioned obligations.

                  5.2 PC and Corley further agree that IntegraMed is a third-party beneficiary of the Exclusive Practice Covenants with respect to Corley and that the Exclusive Practice Covenants set forth in the Employment Agreement, in the form that is then most recently approved by IntegraMed, are hereby incorporated in this Agreement by reference and may be enforced by IntegraMed or PC. PC and Corley further agree that the Exclusive Practice Covenants and any other terms of the Employment Agreement may not be amended or modified in a way which may adversely affect the interests of IntegraMed, including without limitation, rights under the Management Agreement, without thirty (30) days prior written notice to IntegraMed and the written consent of IntegraMed, which consent shall not be unreasonably withheld. Moreover, Corley acknowledges that PC and/or IntegraMed are entitled to damages in the event Corley breaches the Exclusive Practice Covenants.

         6. Scope of Covenant Not to Compete. Corley and PC agree that the scope and term of Corley's covenant not to compete, insofar as it is for the benefit of IntegraMed, shall be as follows:

                  6.1 The term of the covenant not to compete (the "Non-Competition Period") shall be for a period of one (1) year after the termination of Physician's employment in the event such termination occurs during the initial term of the Employment Agreement. The Non-Competition


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Period shall not apply to any termination that occurs after the first 3 years of employment.

                  6.2 The geographic scope of the covenant not to compete is twenty-five (25) miles from any offices ("Non-Compete Area") maintained by PC for the rendition of professional or other medical services to patients during the last 12 months of Corley's employment by PC.

                  6.3 During the Non-Competition Period, Corley agrees that he shall not advertise or market Infertility Services, engage in the practice of medicine in which he provides Infertility Services, be an agent of, act as a consultant for, allow his name to be used by, or have a proprietary interest in, any Medical Practice providing Infertility Services within the Non-Compete Area.

                  6.4 For purposes of this Section, the following definitions shall apply:

                           6.4.1 The term "Medical Practice" shall include any form of organization in which Infertility Services are provided to patients of the Medical Practice or of other physicians, including but not limited to a sole proprietorship, a partnership, an association, a professional corporation, a business corporation, or a limited liability partnership or corporation, a laboratory, an outpatient clinic, a practice management company or medical services organization (or MSO). However, ownership of less than 5% of the outstanding securities of any class of a medical management or managed care organization traded on a national securities exchange or the NASDAQ National Market System will not be deemed to be engaging, solely by reason thereof, in the same business.

                           6.4.2 The term "Infertility Services" shall have the same meaning as setforth in the Management Agreement, except that Corley shall not be prohibited from providing obstetrics and general gynecological services.

                  6.5 Separability. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section is invalid or unenforceable, each Party agrees that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of time within which the judgment may be appealed.

                  6.6 Clarification of Scope of Non-Competition Covenant. This Agreement is not intended to prohibit the personal performance of medical care by Corley on behalf of PC, provided those services are for patients of PC, nor prohibit Corley from fulfilling his contract with PC, nor prohibit Corley from holding any position on the medical staff of any acute care hospital or the teaching staff of any university.




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                  6.7   Acknowledgments.   PC,   IntegraMed   and  Corley   each
acknowledges that: (i) the terms set forth in this Section are necessary for the reasonable and proper protection of the interests of PC and IntegraMed; (ii) each and every covenant and restriction is reasonable with respect to such matter, length of time and geographical area; (iii) this Agreement, and this
Section in particular, shall be enforceable notwithstanding any dispute as to the sums and timing of payments to Corley or other disputes under this Agreement or the Employment Agreement; and (iv) the PC and IntegraMed have been induced to enter into this Agreement and their other respective agreements with Corley, in part, due to the representation by Corley that he will abide by and be bound by the aforesaid covenants and restraints.

         7. Commitment to Pay Management Fees. Corley has agreed in the Employment Agreement not to compete with PC during the initial term of his employment by PC and for at least one (1) year thereafter should employment terminate at or before the fifth anniversary of employment, and recognizes that in the event that he should compete with PC, IntegraMed would suffer damages in addition to the loss of Corley's unique services. Corley therefore agrees that during the initial term of his Employment Agreement with PC, and during the Non-Competition Period thereafter, he shall be obligated, with respect to each month in which he renders services which earn Physician and Other Professional Revenues, as defined in the Management Agreement, that are not assigned to and collected by PC, or offers services or assists other persons in offering services in the Service Area which are similar to any of those offered by PC while he was still a director, officer or shareholder of PC or active in providing services on behalf of PC, he shall owe IntegraMed management fees equal to one-twelfth of:

                  7.1 the Cost of Services as defined in the Management Agreement, which are incurred in the twelve months preceding the first month in which IntegraMed, in the reasonable exercise of its discretion, concludes that Corley was engaging in such competitive acts so as to materially adversely affect PC's operations (the "Pre-Competition Period").

                  7.2 the Base Management Fee which IntegraMed earned during the Pre- Competition Period.

                  7.3 any other fees earned by IntegraMed under the Management Agreement during the Pre-Competition Period.

                  7.4 any Advances or other payments owed by PC to IntegraMed at the end of the Pre-Competition Period.

         These fees shall be payable notwithstanding the dissolution, insolvency, receivership or bankruptcy of PC and any breach of PC's contracts with Corley occasioned by such dissolution, insolvency, receivership or bankruptcy.

         8. Force Majeure. No party shall be liable to the other party for failure to perform any of the services required under this Agreement in the event of a strike, lockout, calamity, act of God, unavailability of supplies, or other event over which such party has no control, for so long as such


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event continues and for a reasonable period of time thereafter,  and in no event shall such party be liable for consequential, indirect, incidental or like damages caused thereby.

         9. Equitable Relief. Without limiting other possible remedies available to a non- breaching party for the breach of the covenants contained herein, injunctive or other equitable relief shall be available to enforce those covenants, such relief to be without the necessity of posting bond, cash or otherwise. If any restriction contained in said covenants is held by any court to be unenforceable or unreasonable, a lesser restriction shall be enforced in its place and remaining restrictions therein shall be enforced independently of each other.

         10. Confidential Information. Corley acknowledges and agrees to maintain the confidentiality of IntegraMed and PC Confidential Information as defined in the Management Agreement and in any agreements he may have with PC, and that any notice to IntegraMed that documents or other information, however maintained, is Confidential Information, shall be deemed, for purposes of this Agreement, to be notice to him that it is Confidential Information.

         11. Prior Agreements; Amendments. This Agreement, together with the Management Agreement and the other agreements referenced herein, supersedes all prior agreements and understandings between the parties as to the subject matter covered hereunder, and this Agreement may not be amended, altered, changed or terminated orally. No amendment, alteration, change or attempted waiver of any of the provisions hereof shall be binding without the written consent of the parties, and such amendment, alteration, change, termination or waiver shall in no way affect the other terms and conditions of this Agreement, which in all other respects shall remain in full force.

         12. Assignment; Binding Effect. This Agreement and the rights and obligations hereunder may not be assigned without the prior written consent of the parties, and any attempted assignment without such consent shall be void and of no force and effect, except that IntegraMed may assign this Agreement to any subsidiary or affiliate of IntegraMed without the consent of Corley. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties' respective heirs, legal representatives, successors and permitted assigns.

         13. Waiver of Breach. The failure to insist upon strict compliance with any of the terms, covenants or conditions herein shall not be deemed a waiver of such terms, covenants or conditions, nor shall any waiver or relinquishment of any right at any one or more times be deemed a waiver or relinquishment of such right at any other time or times.

         14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York to the fullest extent permitted by law, without regard to the application of conflict of law rules. Any and all claims, disputes, or controversies arising under, out of, or in connection with this Agreement or any breach thereof, shall be determined by binding arbitration in the State of New York, Westchester County (hereinafter "Arbitration"). The party seeking determination shall subject any such dispute, claim or controversy to either (I) JAMS/Endispute or (ii) the American



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Arbitration Association, and the rules of commercial arbitration of the selected entity shall govern, except with regard to actions for injunctive relief. The Arbitration shall be conducted and decided by three (3) arbitrators, unless the parties mutually agree in writing at the time of the Arbitration, to fewer arbitrators. In reaching a decision, the arbitrators shall have no authority to change or modify any provision of this Agreement, including without limitation, any liquidated damages provision. Each party shall bear its own expenses and one-half the expenses and costs of the arbitrators. Any application to compel Arbitration, confirm or vacate an arbitral award or otherwise enforce this paragraph shall be brought either in the Courts of the State of Maryland or the United States District Court for the District of New York, to whose jurisdiction for such purposes the parties hereby irrevocably consent and submit.

         15. Severability. If any portion of the provisions hereof shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such portion or provisions in circumstances other than those in which it is held invalid or unenforceable, shall not be affected thereby, and each portion or provision of this Agreement shall be valid and enforced to the fullest extent permitted by law, but only to the extent the same continues to reflect fairly the intent and understanding of the parties expressed by this Agreement taken as a whole.

         16. Headings; Capitalized Terms. Section and paragraph headings are not part of this Agreement and are included solely for convenience and are not intended to be full or accurate descriptions of the contents thereof. The term "Infertility Services" and any other capitalized term which is not defined in this Agreement shall have the same definition it has in the Management Agreement.

         17. Notices. Any notice or other communication required by or which may be given pursuant to this Agreement shall be in writing and mailed, certified or registered mail, postage prepaid, return receipt requested, or overnight delivery service such as Fedex or Airborne Express, prepaid, and shall be deemed given when received. Any such notice or communication shall be sent to the address set forth below:

         If for IntegraMed at:

                  Gerardo Canet, President
                  IntegraMed America, Inc.
                  One Manhattanville Road
                  Purchase, New York 10577-2100


         With a copy to:

                  Claude E. White, General Counsel
                  IntegraMed America, Inc.
                  One Manhattanville Road
                  Purchase, New York 105277-2100

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         If for Corley at:

                  David R. Corley, MD
                  14822 West 71st Terrace
                  Shawnee, Kansas 66216

         If for PC at:

                  President
                  David R. Corley, M.D., P.C.
                  Two Brush Creek, Suite 500
                  Kansas City, Missouri 64112


         Any party hereto, by like notice to the other party, may designate such other address or addresses to which notice must be sent.

         IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first above written.


DAVID R. CORLEY, M.D.

/s/ David R. Corley
--------------------------------------
    David R. Corley, M.D.


INTEGRAMED AMERICA, INC.



By:  /s/Donald S. Wood, Ph.D.
     ---------------------------------------------
     Donald S. Wood, Ph.D., Sr. Vice President and
     Chief Operating Officer


DAVID R. CORLEY, M.D., P.C.



By: /s/David R. Corley, M.D.
    -----------------------------------------------
    David R. Corley, M.D., President



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